Exhibit 10.1
THIRD AMENDMENT TO LOAN AGREEMENT
     ENTERED INTO by and between HEALTHSTREAM, INC., a Tennessee corporation (the “Borrower”), and SUNTRUST BANK, a Georgia state banking corporation (the “Lender”), as of this 17 day of July, 2009.
RECITALS:
     1. The Borrower and the Lender entered into a Loan Agreement dated July 21, 2006, as amended by that certain First Amendment to Loan Agreement dated February 16, 2007, and as amended by that certain Second Amendment to Loan Agreement dated July 23, 2007 (as amended, the “Loan Agreement”).
     2. The Borrower and the Lender desire to amend the Loan Agreement as provided in this amendment.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Borrower and the Lender agree as follows:
     1. Section 1.4 of the Loan Agreement is amended and restated in its entirety to read as follows:
     1.4 Borrowing Advances for the Revolving Loan. Except to the extent that the funding of Advances is accomplished through an automated cash management system administered by Lender, Borrower shall request Advances under the Revolving Loan pursuant to an operating account maintained with Lender. The following persons are authorized to request Advances: Robert A. Frist, Jr., Scott A. Roberts, or Gerard M. Hayden, Jr.. Subject to the conditions contained herein, any Advance requested by Borrower and approved by Lender by 12:00 noon (Nashville, Tennessee time) shall be deposited into Borrower’s operating account with Lender within forty-eight (48) hours of the request. Each request by Borrower for an Advance shall constitute a representation and warranty by Borrower, as of the date of the request and as of the date of the Advance that Borrower has complied with the Conditions Precedent set forth in Article III herein and that no Default or Event of Default exists.
     2. Section 1.5 of the Loan Agreement is amended and restated in its entirety to read as follows:
     1.5 Use of Proceeds. Proceeds of the Revolving Loan shall be used to provide funds for working capital needs, Permitted Acquisitions, and Permitted Stock Repurchase or Redemption Transactions.
     3. Section 4.10 of the Loan Agreement is amended and restated in its entirety to read as follows:
     4.10 Unused Fee. The Borrower agrees to pay to the Lender an unused fee equal to twenty-five (25) basis points per annum of the average daily unused amount of the Revolving Loan during the term of the Revolving Loan. Accrued unused fees shall be payable in arrears on the last day of each March, June, September, and December of each year and on the Maturity Date, with such payments to commence September 30, 2009.
     4. Section 5.8 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     5.8 Financial Covenants.
     (a) Funded Debt to EBITDA. Permit the ratio of (i) the consolidated Funded Debt of Borrower and its Subsidiaries to (ii) EBITDA, as determined on a consolidated basis in accordance with GAAP, to be greater than 2.0 to 1.0, as measured on a rolling four quarter basis beginning September 30, 2009 and calculated as of the last day of each fiscal quarter thereafter.
     (b) Funded Debt to Total Capitalization. Permit (i) the consolidated Funded Debt of Borrower and its Subsidiaries, to exceed (ii) an amount equal to forty percent (40%) of Total Capitalization of Borrower and its Subsidiaries as determined on a consolidated basis.
     (c) Tangible Net Worth. Permit its Tangible Net Worth, as determined on a consolidated basis in accordance with GAAP, at any time to be less than $1.00.
     5. Section 8.1 of the Loan Agreement is amended to include the definition of “Applicable Rate” to read as follows:
     “Applicable Rate” means a variable rate of interest equal to 30 Day LIBOR Rate, plus the number of basis points depicted on the pricing grid set forth below; provided that the Applicable Rate as of July 17, 2009 shall be equal to the 30 Day LIBOR Rate, plus 190 basis points per annum (the “Initial Applicable Rate”). The Initial Applicable Rate shall remain effective until the Lender receives the Borrower’s calculation of the Funded Debt to EBITDA Ratio as required by Section 4.1(c) herein for the quarter ending September 30, 2009. Thereafter and on a quarterly basis, the Applicable Rate shall be adjusted to reflect changes to the Funded Debt to EBITDA Ratio as such changes are reported to Lender pursuant to Section 4.1(c) herein. Calculation of the Funded Debt to EBITDA Ratio shall be made on a rolling four quarter basis. Notwithstanding anything contained herein to the contrary, at no time shall the Applicable Rate or the Initial Applicable Rate be calculated and charged at an interest rate less than three percent (3%) per annum. Interest for each year shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

APPLICABLE RATE PRICING GRID

BASIS POINTS	FUNDED DEBT TO EBITDA RATIO
190 basis points per annum	Equal to or less than 1.00 to 1.00

220 basis points per annum	Greater than 1.00 to 1.00, but no more than 2.00 to 1.00
     6. The definition of “EBITDA” as used in Section 8.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “EBITDA” means, for any period, for the Borrower and its Subsidiaries, an amount equal to the sum of (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, and (iv) all other non-cash charges (including, but not limited to stock option compensation costs applicable under and calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) [FAS 123 (revised)] as promulgated by the FASB), minus (c) interest income, determined on a consolidated basis in accordance with GAAP (except for non-cash charges, which are not determined in accordance with GAAP) in each case for such period; provided, however, with respect to any Person that became a Subsidiary of, or was merged with or consolidated into, the Borrower during any such period, “EBITDA” shall also include the EBITDA of such Person during such period and prior to the date of such acquisition, merger, or consolidation and shall also include the pro forma EBITDA of the Person prepared by the Borrower after the date of acquisition; provided, however, that the pro forma EBITDA revenues of the Person shall not exceed the historical EBITDA revenues of the Person to the date of acquisition.
     7. Section 8.1 of the Loan Agreement is amended to include the definition of “Existing Subsidiary Guarantors” to read as follows:
     “Existing Subsidiary Guarantors” means each of HealthStream Acquisition I, Inc., HealthStream Acquisition II, Inc., Data Management & Research, Inc., and The Jackson Organization, Research Consultants, Inc.
     8. Section 8.1 of the Loan Agreement is amended to include the definition of “Funded Debt” to read as follows:
     “Funded Debt” means any debt evidenced by a promissory note, loan agreement, or instrument, which is not subordinated to the Indebtedness, plus Capital Lease Obligations.
     9. The definition of “Guaranty” as used in Section 8.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

     “Guaranty” means the Guaranty executed by each Existing Subsidiary Guarantor, and any Subsidiary of Borrower created by Permitted Acquisitions.
     10. The definition of “Guarantor” as used in Section 8.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “Guarantor” means each of the Existing Subsidiary Guarantors and any Subsidiary of Borrower created by Permitted Acquisitions.
     11. Section 8.1 of the Loan Agreement is amended to include the definition of “Permitted Stock Repurchase or Redemption Transaction” to read as follows:
     “Permitted Stock Repurchase or Redemption Transaction” means a stock repurchase or redemption of the shares of Borrower by the Borrower provided, that, (i) Borrower delivers written notice to Lender fifteen (15) days prior to the completion of the intended transaction, which notice shall provide general details about the intended transaction, (ii) together with such written notice, Borrower provides Lender with pro forma calculations detailing the post-transaction effect that the transaction will have on the Borrower’s consolidated financial statements and the Financial Covenants set forth in Section 5.8 of this Loan Agreement, (iii) the information provided by the Borrower and identified in subpart (i) and (ii) above confirms that the Borrower will be in compliance with the Financial Covenants set forth in Section 5.8 herein after giving effect to the transaction, (iv) the information provided by the Borrower and identified in subparts (i) and (ii) above confirms that no Material Adverse Effect will occur as a result of the transaction.
     12. The definition of “Revolving Note” as used in Section 8.1 of the Loan Agreement shall be amended and restated in its entirety as follows:
     “Revolving Note” means that certain Revolving Credit Note dated July 21, 2006 issued by the Borrower to the order of Lender in the original principal amount of up to $7,000,000, as amended and increased to $10,000,000 pursuant to that certain First Amendment to Revolving Credit Note dated February 16, 2007, as amended and increased to $15,000,000 pursuant to that certain Second Amendment to Revolving Credit Note dated July 23, 2007, and as amended pursuant to that certain Third Amendment to Revolving Credit Note dated July 17, 2009, as such may be amended from time to time.
     13. The definition of “Total Capitalization” as used in Section 8.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “Total Capitalization” means the sum of Funded Debt and stockholder’s equity without any deductions for intangibles.
     14. The definition of “Revolving Note Maturity Date” shall be amended and restated as follows:

     “Revolving Note Maturity Date” means the earlier of: (a) July 21, 2011, (b) the occurrence of any event described in Section 6.1(d) or Section 6.1(e) hereof; or (c) Lender’s acceleration of the Indebtedness following the occurrence of an Event of Default.
     15. The definition of “Tangible Net Worth” as used in Section 8.1 of the Loan Agreement shall be amended and restated in its entirety as follows:
     “Tangible Net Worth” means, as of any date, the total assets of the Borrower and its subsidiaries, on a consolidated basis, that would be reflected on the Borrower’s consolidated balance sheet as of such date, excluding any items that would be classified as an intangible asset or goodwill, minus the total liabilities of the Borrower and its subsidiaries, on a consolidated basis, that would be reflected on the Borrower’s consolidated balance sheet as of such date, all calculated in accordance with GAAP.
     16. Section 8.1 of the Loan Agreement is amended to include the definition of “30-Day Libor Rate” to read as follows:
     “30-Day LIBOR Rate” means the rate per annum for deposits in U.S. dollars for a one month period appearing on that page of the Bloomberg’s Report which displays British Banker’s Association Interest Settlement Rates for deposits in U.S. dollars (or if page or service shall cease to be available, such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two business days prior to the first day of each month during the term of this Note; provided, that if such rate or service is not available to the Lender for any reason, 30-Day LIBOR Rate shall mean the rate of interest determined by the Lender to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. dollars are offered to the Lender two (2) business days preceding the first day of each month during the term of this Note by leading banks in the London interbank market as of 10:00 a.m. (Nashville, Tennessee time) for a one-month period and in an amount comparable to the amount of the outstanding balance under this Note. Interest for each year shall be computed on the basis of a year of 360 days for the actual number of days elapsed.
     17. The Loan Agreement is not amended in any other respect.
     18. The Borrower affirms its obligations under the Loan Agreement, as amended hereby, and the Borrower agrees that such obligations are its valid and binding obligations, enforceable in accordance with its terms, subject to no objection, counterclaim, or defense.
     19. The Borrower affirms that no Default or Event of Default exists. The Borrower reaffirms all of the representations and warranties contained in Article II of the Loan Agreement, and the Borrower affirms that each of such representations and warranties remain true and correct in all material respects as of the date of this Third Amendment to Loan Agreement, excluding representations and warranties that by their express terms are limited to a specific date.

     20. Lender’s obligations to enter into this Third Amendment to Loan Agreement are subject to receipt by Lender of the following: (i) fully executed Third Amendment to Loan Agreement, (ii) fully executed Third Amendment to Revolving Credit Note, (iii) a resolution of the Borrower in form and substance satisfactory to Lender, (iv) an officer’s certificate in form and substance satisfactory to Borrower, (v) a certificate of good standing of Borrower and the Existing Subsidiary Guarantors containing no matter objectionable to Lender, and (vi) payment by Borrower to Lender of a non-refundable commitment fee of ten (10) basis points per annum and all of Lender’s costs and expenses incurred in connection with the transaction evidenced hereby.
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     ENTERED INTO as of the date first written above.

BORROWER:

HEALTHSTREAM, INC.

By:	/s/ Gerard M. Hayden, Jr. Gerard M. Hayden, Jr.
Senior Vice President and Chief Financial Officer

LENDER:

SUNTRUST BANK

By: Title:	/s/ Jason A. Reierson FVP
AGREED TO AND ACCEPTED BY:
GUARANTORS:
THE JACKSON ORGANIZATION,
RESEARCH CONSULTANTS, INC.
By: /s/ Gerard M. Hayden, Jr.
Title: Director
[SIGNATURES CONTINUED ON NEXT PAGE]

HEALTHSTREAM ACQUISITION I, INC.
By:/s/ Gerard M. Hayden, Jr.
Title: Director
HEALTHSTREAM ACQUISITION II, INC.
By:/s/ Gerard M. Hayden, Jr.
Title: Director
DATA MANAGEMENT & RESEARCH, INC.
By:/s/ Gerard M. Hayden, Jr.
Title: Director